U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

FORM 4


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f ) of the Investment Company Act of 1940.

____	Check box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b)

1.  Name and Address of Reporting Person			Christian, David F.
							                                    2812 Kivett Drive
							                                    Greensboro, NC  27407

2.  Issuer Name and Ticker or Trading      Network Systems International,Inc.
    Symbol                                 NESI

3.  IRS Number of Reporting Person, if an
    Entity (Voluntary)

4.  Statement for Month,Year             	 July 1998

5.  If Amendment, Date of Original 	       N/A

6.  Relationship of Reporting Person      	Director
    to issuer(Check all applicable)

7.  Individual or Joint/Group Filing  		  _x_ Form filed by one Reporting Person
  (Check Applicable Line)				             ___ Form filed by more than one
                                              Reporting Person


Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security			                  Common Stock

2.  Transaction Date			                   July 9, 1998
    (Month/Day/Year)

3.  Transaction Code			                   Code:  S
    (Instr. 8)	                           V:

4.  Securities Acquired(A)               	Amt. 1,000 shares
	   or Disposed of(D)

    (A) or (D)			                         D
				                                      Price:  $5.87

5.  Amount of Securities Beneficially
    Owned at End of Month	                894,793

6.  Ownership form:			                   (D)  894,622
    Direct (D) or Indirect (I)         		(I)      171

7.  Nature of Indirect	                  171 shares held indirectly by
    Beneficial Ownership                 Mr. Christian's wife


Table II		Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security		       N/A

2. Conversion or Exercise Price
   of Derivative Security

3. Transaction Date (Month/Day/Year)

4. Transaction Code			                  Code:
                                        V:

5. Number of Derivative Securities
   Acquired (A) Or Disposed of (D)

6. Date Exercisable and Expiration      Date Exercisable
   Date (Month/Day/Year)
						                                  Expiration Date

7.  Title and Amount of Underlying      Title
    Securities
						                                  Amount of Number of Shares

8.  Price of Derivative Security

9. Number of Derivative Securities
   Benefically Owned at End of Month

10. Ownership form of Derivative
    Security: Direct(D)Or Indirect(I)

11. Nature of Indirect Beneficial Ownership



/s/ David F. Christian

Signature of Reporting Person

Date:  8/10/98